Exhibit 10.80

CONTRACT MINING AGREEMENT

This CONTRACT MINING AGREEMENT (“Agreement”), is made and entered into as of August 1, 2013 between SUGAR CAMP ENERGY, LLC, a Delaware limited liability company, hereinafter called “Owner,” and VIKING MINING LLC, a Delaware limited liability company, hereinafter called “Contractor.”

RECITALS

A. Owner has the right to mine certain coal-bearing property, pursuant to certain deeds, leases, subleases, licenses and/or other contractual arrangements, as the case may be (hereinafter referred to as “Owner’s Coal Rights”), which property includes a tract shown on a map attached hereto as Exhibit A (such tract hereinafter referred to as the “Premises”).

B. Owner desires to engage Contractor to mine, by deep mining methods only, such seam(s) of coal as Owner may direct from the Sugar Camp Mine located within the Premises, and Contractor is willing to undertake the mining of such coal upon the terms and conditions hereinafter set forth. Contractor is fully informed regarding mining operations in the area of the Premises, is skilled and experienced in mining coal in the manner contemplated hereby, and desires to mine such coal as an independent contractor for Owner and to deliver the same as set forth in Exhibit B, and for the compensation set forth in Exhibit B, pursuant to the terms and conditions herein set forth. Contractor has inspected and is familiar with the Premises.

C. Owner owns certain coal mining equipment which it has agreed to allow Contractor to use solely for the purpose of mining coal on the Premises on the terms and conditions hereinafter set forth.

WITNESSETH

That for and in consideration of the promises and agreements herein set forth to be kept and performed by each party, the parties mutually agree as follows:

1. Definitions.

a. As used in this Agreement, “minable and merchantable coal” means coal, when mined in conjunction with the Contractor’s operations, which can be cleaned and/or sold by the Owner at a reasonable profit under prevailing market conditions, in Owner’s sole judgment.

b. For purposes of this Agreement, “deep mining” means mining with excavations penetrating coal seams or strata with the use of shafts, slopes, drifts, or inclines through the use of conventional, continuous miner, or longwall mining equipment.

c. As used herein, “termination” means cessation of the Agreement by whatever means, including, without limitation, forfeiture, cancellation, and end of the term.

2. Engagement of Independent Contractor.

a. Except as herein otherwise provided, Contractor agrees to furnish, at its own expense, all sufficient, necessary, and incidental services, manpower, equipment, parts, security services, machinery, tools, power, fuel, explosives, water, materials, supplies, and all other items necessary and convenient to perform the mining services herein contemplated or as otherwise agreed by Owner and Contractor; provided, however, that Contractor may use Owner’s equipment listed on Exhibit D.

b. It is the intention of the parties that Owner has engaged Contractor to mine and deliver certain coal pursuant to this Agreement, and it is expressly agreed that Contractor will carry out the services contemplated by this Agreement as an independent contractor who has a possessory status of the Premises as a tenant at will. Contractor understands and agrees that any and all coal and coal products mined from the Premises shall at all times belong to Owner, and at no time shall Contractor grant, permit, allow or suffer a security interest, mechanic’s lien or lien of any type or nature to attach to such coal, or to sell, have sold, or otherwise dispose of such coal or coal products without Owner’s written directive to do so. Owner shall exercise no control of Contractor’s employees or mining operations hereunder, and Contractor shall conduct all its operations hereunder in such manner as to do the least possible damage to the Premises or to the property of any other person. Nothing herein shall be construed as creating a single enterprise, joint venture, landlord-tenant, or employer-employee relationship between Contractor and Owner. Contractor is not and shall not represent itself to be a partner, agent, or representative of Owner.

c. Contractor shall, under the terms and Conditions herein, mine for Owner, by modern and efficient deep mining methods, and with due regard for future mining, the Premises permitted under any permits to be issued by the appropriate governmental agencies. Contractor shall, as from time to time directed by Owner, produce and deliver coal, and Contractor agrees to perform the work and services required under this Agreement (the “Work”) upon the terms and conditions as provided herein. Contractor agrees to perform the Work on the Premises under the same limitations and restrictions of Owner’s Coal Rights and in accordance with any and all permits to be issued.

In addition to the complete process of deep mining, loading, delivering, and transporting coal from the Premises, as herein provided, the Work includes, but is not limited to, the proper, safe, workmanlike, timely, and diligent construction, operation, maintenance, and periodic rehabilitation of any and all mine site(s), work and service area(s), road(s), culvert(s), drain(s), water well(s), tank(s) and line(s), building(s), pollution control structure(s) (exclusive of sediment ponds), telephone line(s) and installations(s), electrical power line(s), substation(s) and installation(s), underground air course(s), roof support(s), railway(s) and haulway(s), and all other surface and underground improvement(s), installation(s), and/or fixture(s) on, in, near, adjacent, contiguous, and/or through the Premises, or associated and/or used therewith, which are necessary and/or convenient for Contractor’s Work hereunder; as well as, keeping all areas of the Premises and surface area utilized hereunder free and clear of all trash, coal refuse, spent supplies, discarded equipment, and other debris.

d. Owner further permits Contractor the right, pursuant to the provisions of paragraph 18 hereafter set forth, to use and maintain haulage roads on and over any of Owner’s property which would provide ingress and egress to and from the Premises, and further permits Contractor the right to construct, operate and maintain in and upon the Premises or property adjacent thereto owned or Controlled by Owner such buildings, equipment, improvements, and roadways as may be required by Contractor in connection with the performance of the terms of this Agreement to the extent that Owner has these rights; provided, however, that the construction of all roads, ponds, or permanent improvements must be approved by Owner.

e. Contractor shall mine and deliver to Owner the coal mined hereunder in accordance with paragraphs B.01 and B.05 contained in Exhibit B.

f. Contractor shall implement a drug testing policy applicable to all of Contractor’s employees, agents, and subcontractors performing work under this Agreement, which policy shall comply with all state, federal and local laws, ordinances, rules and regulations and shall be satisfactory to Owner.

3. Nonexclusive Right to Mine; Coordination of Operations. It is understood and agreed by the parties that neither the designation by Owner of any particular place or area from which Contractor is to mine the coal nor supplying or agreeing to or being aware of a plan of mining and projections of mining operations at such place or in such area shall imply or give rise to any exclusive right in the Contractor to mine all of the coal at such place or in such area, but only so much thereof as Owner may from time to time direct or permit Contractor to mine. It is further understood that the Premises to be mined by Contractor hereunder may be adjacent to other areas which are presently being mined or will in the future be mined by other contractors or by Owner. Therefore, in order to allow Owner overall coordination of mining on its lands, the mining plans and projections prepared by Contractor will be provided to the Owner for its review and comment prior to Contractor commencing operations hereunder, and thereafter Contractor shall diligently follow the same, as amended from time to time, in its Operations hereunder. Owner shall have the right to enter and inspect the Premises and Contractor’s operations at all reasonable times to determine that Contractor is securing the greatest possible recovery of minable coal and to insure compliance with the terms and provisions of this Agreement. Owner shall at all times have the right to enter the Premises to exercise all rights it has in, on and to the Premises and other lands so long as Owner does not unreasonably interfere with Contractor’s operations hereunder. Contractor promptly shall provide to Owner any consents, waivers or other documentation that may be requested by Owner or third parties to facilitate Owner’s exercise of its rights on the Premises. OWNER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE LENGTH OF TIME OF CONTRACTOR’S OPERATION.

4. Coal on Adjacent Lands. Contractor acknowledges that the Premises on which it is to conduct its operations is only a part of the lands covered by Owner’s Coal Rights and that adjacent lands may, in the future, be mined by other contractors or by Owner. Contractor shall conduct its mining operations hereunder exclusively on the Premises and shall not mine coal from adjacent lands covered by Owner’s Coal Rights without a written amendment to this Agreement clearly specifying the additional area on which Contractor may conduct mining operations.

5. Prior Investigation By Contractor. Contractor accepts the Premises hereinabove described in their existing condition and acknowledges that Contractor has made an investigation to determine existing conditions, including the existence of old works, latent and patent dangers, other dangerous conditions within, upon, over, under and/or associated with the Premises, limitation of the areas involved, equipment necessary to conduct and complete operations, laws affecting performance hereunder, and Owner’s knowledge of prior mining and the location of old works. OWNER MAKES NO IMPLIED OR EXPRESS WARRANTY OR REPRESENTATION CONCERNING THE EXISTENCE, QUANTITY, QUALITY, MINABILITY OR MERCHANTABILITY OF THE COAL SEAM WITHIN THE PREMISES, TITLE THERETO, OR OTHERWISE, AND CONTRACTOR COVENANTS AND AGREES THAT NO REPRESENTATIONS, STATEMENTS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY OR ON BEHALF OF OWNER REGARDING THE PREMISES, THEIR CONDITION, THE USE OR OCCUPATION THAT MAY BE MADE THEREOF OR THE INCOME THEREFROM. Owner shall in no event assume or be liable for any loss incurred by Contractor under this Agreement, and Contractor acknowledges that Owner has included in the compensation to be paid hereunder to Contractor a sufficient sum to cover the cost of all items expressly or impliedly required hereunder and to obtain the full and complete performance of all the Work contemplated by this Agreement. Owner does not assume any responsibility or liability for the present or future condition of the Premises and Owner shall not be liable to Contractor for any damage to or destruction of the Premises or Contractor’s property or the property of any other person due to fires, floods, or any other accident or other natural catastrophe which occurs on or within the Premises.

6. Term.

a. The initial term of this Agreement shall be a period of one year, beginning on the 1st day of August, 2013 and ending at midnight on the 31st day of July, 2014, and if not sooner terminated as hereafter provided, the term of this Agreement shall thereafter be automatically extended for successive periods of one (1) year each until terminated as herein below set forth; provided that at the time of such extension, Contractor has kept and performed all of the covenants, agreements, promises and conditions herein required to be kept and performed by it. Notwithstanding the foregoing, this Agreement shall automatically terminate at such time as Contractor shall have mined and removed from the Premises all the minable and merchantable coal in the seam hereinabove specified and shall have fully complied with all applicable laws upon completion of mining.

b. In addition to the provisions for expiration set forth in subparagraph 6.a above and the parties’ respective rights of termination upon default, or otherwise, as set forth hereafter in paragraph 33, the Owner shall have the unilateral right to terminate this Agreement at any time during its initial term or any extension thereof, with or without cause, by giving not less than ten (10) days prior written notice of termination to Contractor which specifically states the date and time of termination; and Contractor shall have the same unilateral right to terminate by giving not less than forty-five (45) days prior written notice to Owner.

(i) During the term of this Agreement, the Contractor will provide bonds, and make payments to and deposits with all appropriate governmental agencies. The aforesaid bonds, payments and deposits are herein referred to as “Accounts” and will all have been paid to such governmental agencies by Contractor with monies advanced or reimbursed by Owner pursuant to this Agreement. Upon the cessation of its business as a mining company (hereinafter “Cessation”) to the extent provided by law, Contractor has a right or privilege to obtain partial rebates or refunds of said Accounts.

(ii) It is hereby agreed that upon the termination of this Agreement for any reason, Contractor shall refund, repay or rebate to Owner, within sixty (60) days of such termination or, as to each Account, within ten (10) days after the date the subject governmental agency determines the amount that Contractor is entitled to receive, whichever is later, the amounts of such Accounts Contractor is entitled to receive upon Cessation. It is for these purposes further agreed that:

(iii) The date of Cessation shall be the same date as the date of termination of this Agreement;

(iv) The payment herein described shall be due from Contractor to Owner at the time described, whether or not Contractor in fact ceases to do business as a mining company; and

(v) The amounts of such Accounts that Contractor is entitled to receive shall be the amounts determined by the subject governmental agencies.

c. Owner shall have the right (i) to cause Contractor to suspend its services performed hereunder, in whole or in part, in the event, and as often as such event may occur, Owner is compelled to do so because of fires, floods, or other acts of God, labor disputes, railroad car shortages, or other conditions beyond Owner’s control, and (ii) to cause Contractor to suspend its services performed hereunder, in whole or in part, in the event, and as often as such event may occur, Owner is unable to dispose of the Coal at a reasonable profit in Owner’s sole judgment.

d. Upon termination of this Agreement for any reason prior to the time all the minable and merchantable coal has been mined and removed, Contractor shall leave the Premises in such condition that mining by another may begin immediately and shall do all things required by Owner to permit immediate mining by another, including, but not limited to, the transfer or assignment of applicable permits to Owner or its designee.

e. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, OWNER MAKES NO REPRESENTATIONS, COVENANTS, OR WARRANTIES, EXPRESSED, IMPLIED OR OTHERWISE, TO THE CONTRACTOR AS TO THE VOLUMES OF COAL TO BE PRODUCED OR THE DURATION OR CONTINUANCE OF THIS AGREEMENT.

7. Payments; Weight Upon Which Contractor’s Payments are calculated.

a. Owner will pay to Contractor, as the sole and exclusive consideration to Contractor for the Work, payments in accordance with the provisions set forth in Exhibit B. Owner shall at all times have the right to deduct and set off from any payments or other sums due to Contractor hereunder any amounts owed to Owner by Contractor for any reason, as well as (i) any amounts paid by Owner on behalf of Contractor to third parties, or (ii) any amounts which Owner reasonably determines, in its sole discretion, it may, in the future, be required to pay to third parties or incur itself on behalf of Contractor due to Contractor’s failure to comply with the terms and conditions of this Agreement.

b. Payments made by Owner to Contractor, as described in Exhibit B, shall include any improvements and rehabilitations performed by Contractor in the Mine and to the outside support facilities during the term of this Agreement, and Contractor shall have no right in such improvements and/or rehabilitations upon termination of this Agreement, and all such property and improvements shall become the property of the Owner.

c. Payments made by the Owner to the Contractor shall continue after the termination of this Agreement for (i) all performance hereunder by Contractor during the term hereof, and (ii) for all performance required by Contractor by the provisions of this Agreement after its termination, such as reclamation costs, insurance premiums, etc.

d. Payments hereunder shall be made by Owner to Contractor as described in Exhibit B attached hereto.

e. In the event (and as often as such event may occur) that any third party perfects or threatens to perfect a legal right to encumber the coal mined from the Premises or the Premises, in whole or in part, as a result of Contractor’s failure, in whole or in part, to pay such party as herein provided, or as Contractor may be otherwise legally obligated, Owner, at its sole option and in addition to its other rights and remedies hereunder, does and shall have the right to pay, in whole or in part, and settle with such party directly; provided, however, that all such direct payments by Owner shall be forthwith reimbursed to Owner by Contractor, Owner reserving the right, at its sole option, to deduct and set-off such direct payment sums, as and when the same are paid, from monies owed to Contractor pursuant to this Agreement and/or other agreements between the parties hereto, as provided in this paragraph 7. This paragraph and/or the payment of such direct payment sums, in whole or in part, by Owner is not and shall not be construed as a waiver, alteration or modification of any of the Contractor’s obligations assumed by it hereunder, nor as a covenant by Owner to perform the same.

f. Contractor shall be paid on a per-ton basis, in accordance with Exhibit B, based on the number of tons of clean coal on which Owner is paid by the purchaser of such coal. Owner shall provide Contractor with copies of its invoices from purchasers on a monthly basis to verify the number of tons for which Owner has been paid. Owner shall be entitled to redact any information from such invoices that is not necessary for Contractor to verify the tonnage upon which Contractor’s payments are based, including without limitation, any information regarding the price Owner receives for the coal.

8. Force Majeure and Right to Refuse Delivery.

a. Owner or Contractor shall be excused from delay or failure to perform any work, services, or other commercial transaction contemplated hereunder (other than equipment lease, rental, or installment sales payments) in the event of frustration of purpose, commercial impracticability, or any events of force majeure beyond the reasonable control of either party. General statements of events of force majeure, frustration of purpose, and commercial impracticability shall not be limited by the rule of ejusdem generis. Whether or not foreseeable, events of force majeure, frustration of purpose, and commercial impracticability include, but shall not be limited to: fires, floods, labor disputes, strikes, railcar shortages, barge shortages, acts of God, insurrection, damage to or breakdown of plants, trucks, or other equipment. Force majeure events shall not limit or suspend Owner’s right to terminate this Agreement under any other provision of this Agreement.

b. Coal to be mined and delivered, but delayed, lost, or not mined and delivered due to an event of force majeure, frustration of purpose, or commercial impracticability shall not be made up except by mutual written agreement.

c. Owner at any time may reject a particular quantity or shipment of coal if such contains unnecessary extraneous material, and Owner shall have the right at any time to refuse to accept delivery of coal hereunder whenever such coal is of such poor quality so as to render it unmarketable.

9. Books of Account; Right to Audit. Contractor shall keep, for a minimum period of six (6) years, accurate records reflecting all aspects of its operations hereunder, as well as employee related and non-employee related expenses incurred by Contractor in the performance of the Work, and said records shall be open at all reasonable times for inspection by Owner or its agents for the purpose of comparing or verifying the reports and invoices rendered by Contractor under the terms of this Agreement. Like records shall be kept by Owner for inspection by Contractor or its agents to verify the accuracy of tonnage royalty payments due Contractor hereunder.

10. Alteration of Premises.

a. Contractor may make alterations and additions to the Premises only with the prior written consent of the Owner and only after Contractor has secured all necessary permits and approvals from state and federal authorities.

b. The parties recognize that mining in the Premises by Contractor shall be done only by Contractor extending existing mine operations into the Premises and Contractor agrees that it will not make any additional openings on the surface overlying the Premises or otherwise use the surface overlying the Premises for any purpose without obtaining the prior written consent of Owner.

c. If any repairs, alterations, or additions are made by Contractor, Contractor shall pay promptly for all the labor or materials furnished, and Contractor shall keep the Premises and the interest of Owner therein free from any lien or encumbrances of any kind.

d. Any additions or improvements made to the Premises by Contractor shall become the property of Owner upon the termination of this Agreement unless otherwise agreed to by the parties hereto in writing.

11. Conformity With Laws. Contractor agrees to conduct its operations under this Agreement in conformity with all applicable laws, rules, and regulations, now or hereafter in effect, made by the authority of the local, state, or federal governments. Contractor shall file any necessary report or other documents, whether mandatory or permissible, with the applicable governmental or other office(s) in order to properly establish and serve notice of Contractor’s sole and exclusive responsibility for the health and safety of its employees, agents and permitted subcontractors and responsibility for compliance with such laws and regulations during the term of this Agreement.

12. Fines and Penalties. Contractor shall be responsible and solely liable for the payment of any assessments, penalties, or other fines imposed by any federal, state, or local agency, and for any violation of any federal, state, or local law or regulation arising out of Contractor’s performance of the Work hereunder. Contractor shall provide Owner with a copy of all such violations or citations issued by any federal, state or local agency immediately upon receipt and fully inform Owner of the circumstances surrounding such issuance. Owner may compromise and settle any claims for fines or penalties without the approval of the Contractor.

13. Mining Permits.

a. Unless otherwise agreed in writing, Contractor shall obtain all necessary state, federal, or local mining permits and a Mine Safety and Health Administration identification number for all operations hereunder. Contractor agrees, upon termination of this Agreement by either party, to transfer or surrender, as requested by Owner, any and all mining permits and/or mining agreements obtained by or for the Contractor for mining operations, as Owner shall direct. In this connection, Contractor shall provide Owner with sufficient information to gain approval from the Illinois Department of Natural Resources, or any other federal or state governmental authority whose approval may be required, for Contractor to conduct operations on the Premises. In addition, upon request of Owner, Contractor will execute permitting forms Owner will prepare using the information and documentation supplied by Contractor.

b. To effectuate the rights and interests in this paragraph 13, Contractor hereby irrevocably appoints the Owner its true and lawful attorney, with power of substitution, for the Contractor and in the Contractor’s name, or in the Owner’s name or otherwise, for its use and benefit, (i) to assign, transfer, surrender, cancel, or terminate and take any other action with respect to or otherwise deal with the federal and state mining permits and licenses issued to or held by the Contractor, as fully and completely as if the Owner were the permittee or licensee thereunder, and (ii) to make, execute, acknowledge, and file any documents or instruments which may be required in or to effectuate such assignment, transfer, cancellation, termination, or other action with respect to such permit.

c. The power of attorney granted in this paragraph shall survive termination of this Agreement and shall survive the liquidation, dissolution, death, or incapacity of the Contractor. The powers conferred on the Owner by this paragraph are solely to protect its interests and shall not impose any duties upon the Owner to exercise any such powers. Contractor agrees to execute and deliver to Owner an instrument in recordable form, as provided for in applicable state law, to effectuate the purposes of this paragraph 13.

14. Engineering and Security Services; Records. Unless otherwise agreed in writing, Contractor agrees to provide the mine maps and projections and the necessary engineering work to include the surveying of mine work, running mine levels, and other engineering requirements. Contractor shall provide, at its expense, sufficient personnel to guard the Premises on a seven (7)-day per week basis for twenty-four (24) hours for each such day. Contractor shall keep such other records as Owner may reasonably request from time to time. Owner shall at all reasonable times have the right to inspect the records of Contractor relating to all aspects of Contractor’s operations hereunder.

15. Depletion. It is understood and agreed that Contractor does not acquire under this Agreement any economic interest in any coal owned or held under lease by Owner, and Owner shall have the full right of percentage depletion or of other depletion for income tax purposes or for any other purpose on all of the coal mined, produced, and delivered by Contractor hereunder, and Contractor specifically agrees that it will make no claim whatsoever to any such depletion through its income tax accounting and returns or in any other manner.

16. Ponds. Owner shall provide and Contractor shall maintain, at its sole expense, any existing silt ponds which are identified by mining permits as necessary for run-off, as well as additional silt ponds and other structures as may be required for Contractor’s performance of the Work hereunder.

17. Electric Power; Water.

a. Owner has caused electric power service to be made available to the Mine site, as required for Contractor’s operations hereunder. The cost of all electrical power used by Contractor shall be paid for by Contractor, however, at the election and convenience of Owner, such sums as may become due electrical utility companies by Contractor may be withheld by Owner from sums due Contractor hereunder and paid directly by Owner to such electrical utility companies.

b. Owner has provided a water system for use by Contractor in the performance of the Work hereunder; however, Contractor shall be responsible for the routine maintenance and upkeep of said water system, including any extensions to the present system.

18. Haulage Roads. Unless otherwise agreed in writing, Contractor shall be responsible for the construction and maintenance of all roads required to provide access to and upon the Premises and for the haulage of coal to a designated loading point. The location of additional roads shall be subject to the approval of Owner. Owner reserves the right unto itself or its other contractors to use all roads constructed and maintained by Contractor.

19. [RESERVED]

20. Use of Owner’s Equipment. None of the equipment available for use in the performance of this Contract by Contractor shall be the property of Contractor unless the same is identified in a writing signed by the parties; and in this connection, Owner consents to the use of certain of its coal mining equipment by Contractor solely for the purposes of mining coal on the Premises for a period concurrent with the term of this Agreement, which equipment is listed on Exhibit D, attached hereto, as amended hereafter from time to time. Any additional equipment furnished by Owner during the term of this Agreement or replacements to the equipment shown on Exhibit D will also be subject to the terms and conditions of this Agreement, which are as follows:

a. Said equipment shall not be removed from the Premises.

b. Contractor shall not assign, sublet nor pledge the equipment as security for any loan(s) or indebtedness of any nature, nor permit said equipment to be encumbered in any manner whatsoever.

c. Owner makes no warranty or representations, either express or implied, as to the fitness, quality, design, conditions, capacity, suitability, or performance of the equipment, or of the material or workmanship thereof; it being agreed that Contractor is permitted to use the equipment “as is,” and that all such risk in the use of said equipment by Contractor is at its sole risk and expense.

d. Contractor, at its own expense, shall keep the equipment in good and efficient working condition, and shall make such repairs and replacements thereto as may be necessary to keep the same in such condition. All such replacements of parts, pieces, components, and units, be they major or minor, shall immediately become the property of Owner.

For failure by Contractor to observe and fully comply with the provisions respecting its use of said equipment, as above set forth, Owner, in addition to any other remedies it may have, shall have the right to declare Contractor in default of this Agreement, and at its election, to terminate the same pursuant to paragraph 33.

21. [RESERVED]

22. Taxes, Assessments and Royalty Payments.

a. Owner covenants and agrees:

(i) to pay all royalties and other payments that may be required pursuant to the Owner’s Coal Rights for the coal mined and delivered to Owner hereunder; and

(ii) to pay all severance taxes applicable to the coal mined and delivered to Owner hereunder, the per ton reclamation fee or tax which may be required to be paid under the Surface Mining Control and Reclamation Act of 1977, as well as any fees or taxes required to be paid under any surface coal mining laws, and the black lung excise tax imposed for black lung benefits under the Black Lung Benefits Act of 1977.

b. Contractor covenants and agrees:

(i) to pay (except as otherwise provided in this paragraph) all taxes and all other assessed monetary obligations incident to the Work to be performed hereunder and to its operations, as well as such property taxes as may be assessed against any property or improvements which it may possess upon the Premises, or in connection with its performance under this Agreement, and any business and occupation or other taxes, if any, accruing against the services rendered by it hereunder or its income. Contractor shall submit on a quarterly basis to Owner proof of payment of all taxes or assessments due to any federal, state, or local agency; and

(ii) to pay all contributions, taxes, and premiums payable under federal, state and local laws measured upon the payroll of employees engaged by Contractor in the performance of the terms of this Agreement and all sales, use, excise, transportation, business and occupation, business franchise and corporate net income tax and other taxes applicable to materials and supplies furnished or the Work performed hereunder.

23. Workers’ Compensation. Contractor shall become and remain a subscriber to the Workers’ Compensation Fund of Illinois or otherwise provide appropriate workers’ compensation coverage for its employees;1 shall maintain insurance for, or otherwise guarantee, the payment of federal black lung benefits to its employees in accordance with applicable laws; and shall conduct its operations in full compliance with the Fair Labor Standards Act, the Walsh-Healy Act, and all other applicable state and federal laws and regulations and shall certify to Owner on a quarterly basis compliance therewith in connection with all Work performed hereunder. In connection with the foregoing duty of Contractor to provide Workers’ Compensation Fund coverage and guarantee the payment of federal black lung benefits, Contractor shall (a) comply with all provisions of Illinois or other applicable law, as heretofore

[1]

Contractor’s employees shall include any owner if Contractor is a sole proprietorship, any partner if Contractor is a partnership, and any officer or director if Contractor is an association or corporation, if such owner, partner, officer or director at any time engages in Work hereunder that is ordinarily performed by workers and employees required to be covered under Illinois law.

or hereafter amended, and (b) provide Owner with copies of all required reports filed with any governmental agency or fund in satisfaction of these obligations, as well as copies of canceled checks, front and back, evidencing payment of said obligations, by the 10th day of the second succeeding month after the month in which said reports and payments are required to be filed with said funds or agencies. In addition, Contractor shall furnish to Owner each quarter an updated Certificate of Coverage which evidences that the Contractor is in good standing with the Illinois Workers’ Compensation Fund, or with the workers’ compensation authority in any other applicable state(s). Notwithstanding anything contained in this Agreement to the contrary, Owner, at its sole option, shall have the right to cancel this Agreement immediately and without prior notice, if Contractor’s obligations contained in this paragraph are not strictly performed in a timely manner.

24. Responsibility for and Payment of Employees.

a. Contractor, solely and exclusively, shall (i) employ, direct, supervise, discharge, and fix the compensation and working conditions and practices of its employees; (ii) be solely responsible for their payment, and comply with all laws pertaining to payment of employees, including any laws requiring the posting of a bond or bonds, and provide Owner a copy of any documentation evidencing such compliance; (iii) be solely and exclusively responsible for, and exercise complete control of its employees in all matters, disputes or grievances arising out of or in any way connected with Contractor’s operations; (iv) establish adequate and proper safety and security rules for the Work performed hereunder and cause its employees and agents at all times to abide by and observe the same; (v) file all necessary reports and other documents, whether mandatory or permissible, with all applicable governmental authorities to properly establish and serve notice of Contractor’s sole and exclusive responsibility for the Work performed hereunder and for the health and safety of its employees and agents, as well as such reports or documents required by such authorities to continue and evidence Contractor’s aforesaid responsibility throughout the term of this Agreement, and provide Owner with a copy of such reports and documents concurrently with submittal to such governmental authorities; (vi) provide safety training to its employees as required by all applicable federal, state and local laws, rules and regulations and in accordance with such standards and criteria as Owner may establish for employees of Contractor engaged in the Work hereunder; (vii) pay for and maintain all private and group life, accidental death and dismemberment, health, sickness, and accident insurance and pension plans for its employees; (viii) pay any other welfare benefit payments required to be paid to, or on behalf of, or for the benefit of, Contractor’s employees, pursuant to any plan document; and (ix) immediately notify Owner of any accidents involving employees of Contractor or any subcontractor working on the Premises if such accidents are of a serious nature or are likely to become “lost time” accidents, and thereafter, as the same are generated, provide Owner with all reports, documents, investigation summaries, and other data relating to any such accidents.

b. Owner shall have the right to inspect the records of Contractor at reasonable times to ascertain whether or not Contractor is in compliance with the requirements of subparagraph 24.a.

c. If at any time Contractor is not able to satisfy Owner that the wages and benefits of employees of Contractor or Contractor’s subcontractors have been paid, Owner shall have the right, but not the obligation, to pay the wages and benefits of any such employee directly to or for the employee and to deduct the amount so paid from the compensation agreed to be paid to Contractor hereunder. It is understood, however, that this provision shall not be construed as a promise on the part of Owner to pay such amounts, and that as to any payments to or for such employees made under this provision, Owner shall be deemed the agent of Contractor. In no event shall Owner be deemed the employer of Contractor’s employees or agents.

25. Insurance; Indemnity.

a. Insurance: Before commencing the Work hereunder, Contractor and all of Contractor’s subcontractors shall obtain, and throughout the term of this Agreement maintain, at its/their own expense, with state agencies and/or insurance companies authorized to conduct business in the State of Illinois and any other applicable states and that are acceptable by Owner, the following insurance coverages:

(i) Workers’ Compensation Coverage Insurance as required by the laws and regulations of the State of Illinois and any other applicable states (including state and federal black lung coverage) applicable to and covering employees of Contractor engaged in the performance of the Work under this Agreement. Additionally, for portions of the Work to be performed in such manner as to require Contractor’s employees to travel or work in a state or states other than Illinois (“Other States”), Contractor additionally shall either (i) provide workers’ compensation coverage/insurance for such employees as required by the laws and regulations of such Other States, or (ii) if allowed by the laws of such Other States, enter into agreements with such employees wherein such employees agree to be bound by the laws of Illinois or any other applicable states regardless of the situs of any injury or exposure to occupational pneumoconiosis or other occupational disease. Such agreements shall be filed with the Illinois Workers’ Compensation Commission or the workers’ compensation authority of any other applicable states.

(ii) Employee Injury Coverage / Insurance with minimum limits of five million dollars ($5,000,000).

(iii) Comprehensive General Liability Insurance and Excess (Umbrella) Liability Insurance with minimum limits totaling five million dollars ($5,000,000) each occurrence, five million dollars ($5,000,000 aggregate), for death, bodily injury and property damage, which shall include coverage for but not be limited to, independent contractors, products and completed operations, blanket broad form contractual, cross-liability, personal injury liability, broad form property damage, and where an exposure exists, the explosion, collapse and underground (XCU) hazard exclusions must be deleted.

(iv) Pollution coverage with minimum limits of five million dollars ($5,000,000), on a claims made basis.

(v) Automobile Liability Insurance and Excess (Umbrella) Liability Insurance, including owned, non-owned and hired vehicle coverage with minimum limits totaling five million dollars ($5,000,000) for death, bodily injury and property damage claims.

Except for the coverage required by subparagraph 25.b(iv) (Pollution), which shall be written only on a “claims made” basis, each of the above required policies of insurance shall be written on an “occurrence” basis unless the policy is available only on a “claims made” basis, in which case such “claims made” insurance coverage shall be maintained in effect for a period of at least five (5) years after the termination of this Agreement, or until final release of Contractor’s environmental reclamation bonds required by any regulatory authority, if any, whichever shall last occur. The Contractor may, at its sole discretion, insure for direct property damage to its vehicles, mobile equipment, or other physical assets at or about the Premises, and the Contractor will cause its insurers to waive their rights of subrogation against Owner or Owner’s Indemnified Persons and other persons or entities working on the Premises. Prior to commencing the Work hereunder, Contractor shall provide Owner with copies of the policies of insurance and certificates of workers’ compensation coverage required under this Agreement, which policies shall name Owner as additional insured, along with written assurance of the insurance company or companies that Owner will be advised in writing not less than thirty (30) days prior to any cancellation of any such insurance. If at any time Contractor shall allow such insurance to lapse, Owner may, at its option, terminate this Agreement forthwith. Contractors’ obligation to maintain insurance under this section shall not limit or restrict in any way Contractor’s undertaking to protect, indemnify, hold harmless, and defend Owner and Owner’s indemnified persons as set forth in Section 25(b) or any other provision of this Agreement.

b. Indemnification Agreement.

(i) General Indemnity. Contractor shall, to the extent permitted by law, indemnify, defend, and save harmless Owner, and Owner’s parent entities, subsidiaries and affiliates and their respective shareholders, officers, directors, members, managers, employees, agents, successors, assigns and invitees (“Owner’s Indemnified Persons”) from and against any and all claims, demands, or suits of any kind or nature whatsoever which may be threatened or brought against them (individually or jointly) or in which they may be named a party defendant, in any way arising out of or incident to the performance of this Agreement or in any way arising out of the use by Contractor of common operational areas or common areas of ingress or egress to operating areas regardless of whether such claims, demands or suits are occasioned by the negligence of Owner or Owner’s Indemnified Persons. Provided, however, that Contractor shall not be held responsible for claims or suits attributable to the sole negligence of Owner or Owner’s Indemnified Persons. Contractor further agrees to defend, indemnify and hold harmless Owner and Owner’s Indemnified Persons of and from any and all liabilities, damages, claims, demands, actions, orders, causes of action, proceedings, fines, penalties, taxes, costs and expenses (including without limitation reasonable attorneys’ and accountants’ fees) of any kind and nature (collectively, “Damages”) that may be suffered or incurred by them, or any of them, resulting from or arising out of any misrepresentation, breach or nonfulfillment of any covenant, agreement or obligation of Contractor contained in this Agreement.

(ii) Claims by Contractor’s Employees. Contractor shall, to the extent permitted by law, indemnify, defend and save harmless Owner, and Owner’s Indemnified Persons, from an against any and all claims, demands, or suits of any kind or nature whatsoever by any employees of Contractor arising out of or in consequence of Contractor’s performance under this Agreement including without limitation workers’ compensation claims and claims for federal black lung benefits, regardless of whether such claims, demands, or suits are actually or allegedly caused by the negligence of Owner or Owner’s Indemnified Persons, or any other person or entity and regardless of whether such negligence precedes the execution of this Agreement.

(iii) Responsibility for Contractor’s Property and Equipment. Contractor releases Owner, and Owner’s Indemnified Persons from liability for damage to any of its material, machinery, equipment or other property regardless of whether such damage is caused by the negligence of Owner, Owner’s Indemnified Persons or any other person.

(iv) Defense of Claims. If any action or proceeding is brought by reason of any claim described in this paragraph 25, Contractor will promptly notify Owner of such claim and will indemnify and hold harmless Owner for the defense of such action or proceeding (and defend Owner, at Owner’s sole election), and satisfy any order, judgment or settlement resulting therefrom.

(v) Survival. These covenants of indemnity shall survive the cancellation, termination or expiration of this Agreement.

26. [RESERVED]

27. Notice to the Parties. The giving of any notice to, or the making of any demand on, Contractor under the provisions herein shall be sufficient if made in writing, addressed to Contractor at:

Viking Mining LLC

Attention: President

430 Harper Park Drive, Suite B

Beckley, West Virginia 25801

or such other address as Contractor may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail. The giving of any notice to, or the making of any demand on, Owner under the provisions herein shall be sufficient if made in writing, addressed to Owner at:

Sugar Camp Energy, LLC

Attention: Michael J. Beyer

Metropolitan Square Building

211 North Broadway, Suite 2600

St. Louis, Missouri 63102

With a copy (not constituting notice) to:

Brian A. Glasser, Esq.

Bailey & Glasser, LLP

209 Capitol Street

Charleston, West Virginia 25301

or such other address as Owner may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail.

28. Acquisition of Additional Rights. If any surface right or other right or privilege not owned by Owner is necessary or desirable for the mining and removal of the coal contained in the Premises, Owner shall be under no obligation whatsoever to acquire the same, but Contractor may acquire the same at its own expense. Contractor shall notify Owner of such acquisition before or within thirty (30) days after such acquisition. Owner shall have the right and option at any time thereafter while this Agreement remains in effect, or within one (1) year after the termination hereof, to purchase from Contractor, at its then current fair market value, any such surface right or other right or privilege acquired by Contractor as aforesaid. If any such right or privilege is purchased by Owner prior to the termination of this Agreement, the same shall thereupon be deemed to be a part of the Premises herein contracted by Owner to Contractor and shall be subject to all provisions of this Agreement and without payment of consideration other than as herein specified.

29. Non-Discrimination. Contractor agrees not to discriminate against any employee or applicant for employment to be used in the performance of the obligations of Contractor under this Agreement because of race, color, religion, sex, ancestry, age, national origin or disability (as the same is defined in The Americans With Disabilities Act of 1990, 42 USC § 12101-13 (West Supp. 1991) and any regulation promulgated thereunder) or any other unlawful basis. The Contractor agrees to comply with all of the provisions of Executive Order 11246, as heretofore amended by Executive Order 11375 and Executive Order 12086, and any subsequent amendments, and with the relevant rules, regulations, and orders of the Secretary of Labor. Contractor shall execute such certifications of its compliance with the requirements of this paragraph as Owner may from time to time require, which certifications shall become a part of this Agreement as if fully set forth herein.

30. Survival Clause; No Waiver.

a. Notwithstanding any termination of this Agreement, any obligation by either party hereto which, by its terms has or may have application after the termination of this Agreement and has not been fully observed or performed shall survive such termination.

b. The failure of either Owner or Contractor to enforce any specific breach by the other of this Agreement or portion of this Agreement shall not be deemed to be a waiver of any subsequent breach thereof, or of any other cause of cancellation or forfeiture, whatever or however occurring. The termination of this Agreement shall not invalidate or terminate any of the indemnities, warranties, or representations of this Agreement.

31. No Third Party Beneficiaries. The covenants, conditions, and terms of this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns to the exclusion of the rights of any third-party beneficiaries.

32. Nonassignment. Contractor shall not, voluntarily or by operation of law, assign, pledge, or subcontract this Agreement or any part of this Agreement, or the Work to be performed hereunder, without the prior written consent of Owner. The parties hereto expressly recognize this Agreement to be a “Personal Services Agreement,” and Owner relies expressly on the personal abilities of Contractor. Any whole or partial sale of stock or assets of Contractor shall be deemed an assignment hereunder, and Owner may terminate this Agreement immediately at its option upon any such assignment or sale, or attempted assignment or sale of stock or assets of Contractor or upon the subcontracting of this Agreement or any portion thereof; provided, however, if Contractor is responsible for the transportation of coal under this Agreement, nothing contained in this paragraph shall prevent or prohibit Contractor from subcontracting in the usual way the transportation of coal hereunder. In the event Owner consents to one or more assignments or subcontracts pertaining to this Agreement, such consent shall not be construed as waiving the requirements of obtaining written consent to additional assignments or subcontracts pertaining to this Agreement, nor shall any consent to assignment or subcontract relieve Contractor of any of its obligations made hereunder or herewith.

33. Terminations and Default.

a. If at any time either Contractor or Owner shall be in default or breach of any term, covenant, obligation, or condition of this Agreement, the non-defaulting party may give the defaulting party written notice of the condition of breach and demand that it be cured or corrected. If not cured or corrected in accordance with the non-defaulting party’s notice within five (5) days after notice is sent, or if either party, in the sole opinion of the other party, becomes insolvent or is adjudicated bankrupt, whether voluntary or involuntary proceedings, or if any receiver, trustee or other person or persons be appointed by any court to take charge of said party’s assets, the party not insolvent or bankrupt may declare this Agreement immediately terminated and all rights of the insolvent or bankrupt party hereunder shall, at the election of the party not insolvent or bankrupt, immediately terminate and be forfeited. Owner shall have the unilateral right to terminate this Agreement immediately by giving written notice thereof to Contractor if Contractor causes, suffers or is the target of any work or labor disruption, labor unrest, strike or other such activity or event, in, on or about the Premises.

b. (i) Upon termination of this Agreement for any reason, Contractor shall have an additional period of thirty (30) days in which to remove its owned or leased mobile equipment, and if it shall not have removed the same within such period, then all such equipment shall become the property of Owner.

(ii) Upon termination of this Agreement for any reason, all mining fixtures shall remain a part of and installed on the Mine Premises; provided, however, upon termination of this Agreement due to the exhaustion of all minable and merchantable coal contained in the Premises, Contractor shall recover all usable fixtures as it retreats from the Mine and bring such items to the Mine surface area as directed by Owner. For purposes of this paragraph, “fixtures” shall include, but not be limited to, installed timbers, crib blocks, block stoppings, brattice and line curtains, track, overcasts, man doors, trolley lines, power lines, water lines, stoppings, roof bolts, belt, belt structure, belt drive deluge systems, fire protection system, sensors, sensor line, mine phones, phone lines, and any other equipment that is not mobile.

c. Remedies for holding over

(i) In the event that Contractor remains on the Premises after the term of this Agreement, or after Owner has declared a termination, or without the express written consent of Owner, then Owner may by any peaceful means and at any time, enter and take possession and control of the Premises without demand or notice to Contractor.

(ii) In the event that Contractor remains on the Premises after the term of this Agreement, without the express written consent of Owner, or after Owner has declared a termination, then Owner, in addition to any other remedies provided for in this Agreement, or at law or in equity, may seek a writ of forcible entry under applicable law; provided, however, that the parties specifically agree that under no circumstances of law or fact shall the relationship of Owner and Contractor be, or be presumed to be, that of landlord and tenant.

34. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of law provisions.

35. Forum Selection. In the event that either party to this agreement files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, the parties hereby consent to the exclusive jurisdiction and venue of state or federal courts of appropriate jurisdiction sitting in Wilmington, Delaware or the United States District Court for the District of Delaware, Wilmington Division, and any appellate courts therefrom.

36. Binding Effect. This Agreement shall inure to the sole and exclusive benefit of and be of full and binding effect upon the parties hereto and their respective successors and assigns, subject to the herein numerical paragraph 32.

37. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement shall not be affected thereby, but shall remain in full force and effect.

38. [RESERVED]

39. Confidentiality of Information. Contractor acknowledges that execution and performance of this Agreement will generate or provide Contractor with access to specialized information or trade secrets of a confidential nature pertaining to Owner and its business. Contractor agrees that it shall treat all maps, data, reports, drilling logs, core samples and other information relating to the Premises or Owner’s business as confidential and it shall not divulge, transmit or otherwise disclose any such information received. Contractor expressly agrees that all work product, information or data in any form generated in connection with the services performed under this Agreement, and all component parts thereof, shall be and remain the exclusive property of Owner. Contractor acknowledges that it cannot use any such work product, information or data in any manner that is unrelated to the performance of its services under this Agreement, without Owner’s express prior written consent.

40. Prior Agreement. This Agreement cancels and supersedes any prior agreements between the parties hereto covering the subject matter contained in this Agreement.

41. Headings. Paragraph headings or titles used in this Agreement are for convenience of reference only and shall not affect the construction of any paragraph herein.

42. Waiver of Jury Trial. Notwithstanding the provisions set forth in subparagraph 30.b of this Agreement, to the extent permitted by law, THE PARTIES TO THIS AGREEMENT AGREE TO, AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS AGREEMENT.

43. Limitation on Liability. Notwithstanding any other provision of this Agreement, Owner shall not be liable to Contractor for any consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort, contract or otherwise.

44. Legal Capacity. Contractor hereby affirms that it has full legal power, capacity and authorization to effectuate and perform this Agreement, and that it is a valid business entity duly organized and existing by virtue of the laws of the state of its formation.

45. Entire Agreement. This writing is intended by the parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. All Exhibits hereto are incorporated herein and are an integral part of this Agreement. No officer or representative of either party shall have the authority to subsequently change this Agreement, either orally or by course of conduct, and any subsequent change in this Agreement shall not be valid unless the same be in writing and duly executed by each of the parties hereto.

46. Interpretation. Owner and Contractor acknowledge that they have each fully read and reviewed this entire Agreement, and have discussed the same with the other, and have had the benefit of their separate legal counsel, and by executing such Agreement fully agree with all provisions herein contained. Both parties further agree that this Agreement shall be construed as mutually drafted, and shall not be construed against one party or the other as drafter of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Owner and Contractor have caused this writing to be signed in their respective corporate names by their respective duly authorized officers, in duplicate, and each represents and warrants that the signer has proper authority to enter into this Agreement on behalf of Owner and Contractor, respectively, all as of the date and year first written above.

SUGAR CAMP ENERGY, LLC

By its Sole Member, Foresight Energy LLC

By:	/s/ Michael J. Beyer
Michael J. Beyer
Its: CEO

VIKING MINING LLC

By its Sole Member, Coal Field Transports, Inc.

By:	/s/ David Jude
David Jude
Its: President

EXHIBIT A

MAP SHOWING PREMISES

EXHIBIT B

B.01	QUANTITY:

Beginning on the date hereof, and continuing during the term of this Agreement, Contractor agrees to diligently mine coal from the Premises, after taking into consideration mining conditions, the safety of Contractor’s employees and other provisions of this Agreement, and to make delivery of the same to Owner at the Delivery Point hereinafter designated.

B.02	PAYMENT:

Owner will pay Contractor for the Work to be performed under this Agreement an amount equal to the sum of (a) the Cost of the Work, (b) plus one cent ($.01) for each ton of clean coal mined by Contractor hereunder (“Tonnage Payment”). Contractor’s Tonnage Payment shall be calculated on the number of clean tons for which Owner is paid by a purchaser of the coal, as shown by copies of invoices supplied by Owner to Contractor. Owner shall be entitled to redact any information from such invoices that is not necessary for Contractor to verify the tonnages upon which Contractor’s payments are based, including without limitation any information regarding the price Owner receives for the coal or the terms of its sale.

B.03	COST OF THE WORK:

(1) The term “Cost of the Work” shall mean any and all costs reasonably and necessarily incurred by the Contractor in the performance of the Work and actually paid by the Contractor.

(2) Elements of any employee-related Cost of the Work shall be paid within three (3) days after Contractor submits to Owner a payroll invoice, which invoice shall be submitted no less than three (3) days before each designated employee payday.

(3) All other Cost of the Work and the Tonnage Payment shall be paid on the 10th day of each calendar month for the Cost of the Work incurred and the applicable Tonnage Payment due for the coal sold by Owner (based upon the proper tonnages set forth in Owner’s invoices to the purchasers of such coal) from the 16th day through the last day of the prior calendar month and on the 25th day of each calendar month for such coal sold by Owner (based upon the proper tonnages set forth in Owner’s invoices to the purchasers of such coal processed and loaded through the Facility) from the 1st day through the 15th day of that same calendar month. Contractor shall submit proper invoices and other appropriate documentation as reasonably requested by Owner to Owner on the 15th and last day of the month to document these other Cost of the Work.

B.04	[RESERVED]

B.05	DELIVERY POINT:

Contractor and Owner shall designate a mutually agreeable location in writing for Contractor to place the coal mined hereunder.

EXHIBIT C

NONE

EXHIBIT D

OWNER’S EQUIPMENT TO BE USED BY CONTRACTOR

I.	Specific Equipment to be Used by Contractor and Provided by Owner for the Duration of the Agreement:

All mine infrastructure or fixtures as defined in paragraph 33(b)(ii) as well as mobile, nonmobile and semi-mobile equipment now or hereafter existing in the mine Premises, unless the parties have agreed in writing, pursuant to the provisions of paragraph 20 of this Agreement, that any such property is owned by Contractor.

II.	Nonspecific Temporary Equipment:

It is contemplated by the parties that, from time to time, Owner will furnish to Contractor, for temporary use, such equipment as Owner has available and Contractor requests. The parties agree that during times when such equipment is being furnished by Owner and used by Contractor, the provisions of Paragraph 20 shall apply.